U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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1.   Name and Address of Reporting Person*

    Gladstone                             Bruce
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   (Last)                            (First)              (Middle)


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                                    (Street)


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   (City)                            (State)                (Zip)

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2.   Date of Event Requiring Statement (Month/Day/Year)

     March 29, 2002
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4.   Issuer Name and Ticker or Trading Symbol

     Wireless Synergies, Inc. (WLSY.OB)
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5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

     General Counsel and Vice President of Business Affairs
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6.   If Amendment, Date of Original (Month/Day/Year)

        April 12, 2002
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7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person

     [_]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
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Common Stock, par value $.001             754,009                   Direct
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*    If the Form is filed by more than one Reporting Person, see Instruction
     5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print of Type Responses)

                                                                          (Over)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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Warrants*                 *          *          Common Stock, par        18,422       $0.233          Direct
                                                    value $.001
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* Pursuant to the terms of that certain Amended and Restated Agreement and Plan of Merger, dated March 13, 2002, as amended by that certain letter agreement dated March 21, 2002, by and among Wireless Synergies, Inc. ("Wireless"), 2KSounds, Inc., 2K Sounds Merger Co., Inc. and certain selling stockholders of 2KSounds, Inc. (the "Merger Agreement"), these warrants were converted into warrants to purchase shares of common stock, par value $.001 (the "Common Stock") of Wireless on March 29, 2002, the effective date of the transactions contemplated by the Merger Agreement. These warrants were granted between April 3, 2000 and August 24, 2000 and expire 10 years from the dates of their respective grants. These warrants, representing the right to purchase 18,422 shares of Common Stock, are vested and fully exercisable.


          /s/ Bruce Gladstone                                  May 3, 2002
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              Bruce Gladstone                                     Date


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